Exhibit 99.77(q)(1)(e)(1)

AMENDED schedule A

with respect to the

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

between

Voya Series Fund, Inc.

and

Voya Investments, LLC

Annual Management Fee
Series	(as a percentage of average daily net assets)

Voya Capital Allocation Fund	Direct Investments[1]
0.900% on first $500 million of assets;
0.875% on next $500 million of assets;
0.850% on next $500 million of assets;
0.825% on next $500 million of assets; and
0.800% thereafter

Unaffiliated Funds/ETFs[2] and Derivatives
0.400%

Underlying Funds[3]
0.180% on assets

Voya Corporate Leaders® 100 Fund	0.500% on first $500 million of assets;
0.450% on next $500 million of assets; and
0.400% thereafter

1 “Direct Investments” shall mean assets which are not Underlying Funds, Unaffiliated Funds/ETFs or Derivatives.

2 “Unaffiliated Funds/ETFs” shall mean investment companies, including exchange traded funds, that are not within the Voya family of funds. The phrase “family of funds” shall have the same meaning as “fund complex” as defined in Item 17 of Form N-1A, as it was in effect on May 1, 2015.

3 “Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the Voya family of funds. The phrase “family of funds” shall have the same meaning as “fund complex” as defined in Item 17 of Form N-1A, as it was in effect on May 1, 2015.

Annual Management Fee
Series	(as a percentage of average daily net assets)

Voya Global Target Payment Fund	Direct Investments[4]
0.400% on assets

Underlying Funds[5]
0.180% on assets

Voya Government Money Market Fund	0.500% on first $500 million of assets;
0.450% on next $500 million of assets;
0.440% on next $1 billion of assets;
0.430% on next $1 billion of assets; and
0.400% thereafter

Voya Mid Cap Research Enhanced Index Fund	0.550% on first $500 million of assets;
0.525% on next $250 million of assets;
0.500% on next $1.25 billion of assets; and
0.475% thereafter

Voya Small Company Fund	0.950% on first $250 million of assets;
0.900% on next $250 million of assets;
0.875% on next $250 million of assets;
0.850% on next $1.25 billion of assets; and
0.825% thereafter

4 A “Direct Investment” is an investment in a financial instrument issued by an issuer that is not a part of the Voya family of funds, including, but not limited to: a security issued by an investment company that is not a part of the Voya family of funds, including exchange traded funds; a security issued by a non-mutual fund issuer, such as an operating company; and derivative instruments other than call options written by Voya Investment Management Co. LLC. The phrase “family of funds” shall have the same meaning as “fund complex” as defined in Item 17 of Form N-1A, as it was in effect on May 1, 2015.

5“Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the Voya family of funds. The term “family of funds” shall have the same meaning as “fund complex” as defined in Item 17 of Form N-1A, as it was in effect on May 1, 2015.